Exhibit 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, VP Finance & CFO	Don Markley or Brandi Floberg
gsangster@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE SECOND QUARTER REVENUE INCREASES 98%

Fiscal 2007 Revenue Guidance Revised Upward to $30 Million to $32 Million

SAN JOSE, Calif. (May 1, 2007) – HemoSense, Inc. (AMEX: HEM) – a point of care diagnostic healthcare company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and six months ended March 31, 2007.

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Total revenue for the fiscal 2007 second quarter was $8.0 million, an increase of 98% from total revenue of $4.0 million in the fiscal 2006 second quarter. Domestic revenue was $6.6 million and international revenue was $1.4 million, representing increases of 101% and 83%, respectively, compared with the same quarter in the prior year. Total revenue included $6.2 million in revenue for INRatio® test strips, a 129% increase from the fiscal 2006 second quarter, and $1.8 million in revenue for INRatio meters and accessories, a 35% increase over the fiscal 2006 second quarter.

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HemoSense reported a gross profit of $3.2 million for the quarter, or 40% of total revenue, compared with a gross profit of $1.0 million, or 25% of total revenue, for the fiscal 2006 second quarter. The 217% improvement from the prior period was due primarily to increased unit production volumes and sales of test strips, as well as to continued process efficiencies.

•	Operating expenses for the quarter were $4.5 million, up 18% from $3.8 million for the fiscal 2006 second quarter.

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The net loss for the fiscal 2007 second quarter decreased to $1.7 million, or $0.13 per share, from $3.0 million, or $0.27 per share, for the fiscal 2006 second quarter. Included in the net loss and the net loss per share for the second quarter of fiscal 2007 is a non-cash charge of $108,000, or approximately $0.01 per share, related to stock-based compensation expense pursuant to SFAS No. 123(R), compared with $80,000 or less than $0.01 per share for the fiscal 2006 second quarter.

“We are very pleased with the continued strong demand for our technology, and our performance indicates we have continued to enjoy increased market penetration for our INRatio products, including making inroads in the portion of the market held by reference labs,” said Jim Merselis, President and CEO of HemoSense. “Importantly, our gross profit margin continued to improve as we achieved operating efficiencies at higher production levels. In order to meet expected levels of demand, we are planning to expand our production and warehousing capacity beginning later this quarter. We are in the process of obtaining a lease on the building adjacent to our current facility, which will approximately double our current floor space.”

HemoSense reported cash, cash equivalents and short-term investments of $17.4 million as of March 31, 2007.

Year-to-Date Financial Results

For the six months ended March 31, 2007, total revenue was $14.7 million, an increase of 97% from $7.5 million for the comparable fiscal 2006 six month period. Year-to-date domestic revenue was $12.5 million, an increase of 105% over the fiscal 2006 period, and international revenue was $2.2 million, an increase of 59% over the fiscal 2006 period. Total revenue included $10.9 million in test strip revenue, an increase of 129% from the comparable fiscal 2006 period, and $3.8 million in meters and accessories revenue, up 40% from the comparable fiscal 2006 period.

Gross profit for the first half of fiscal 2007 was $5.8 million, compared with a gross profit of $2.1 million in the first half of fiscal 2006. Operating expenses in the first half of fiscal 2007 were $8.3 million, an increase from $7.1 million in the comparable 2006 period. The net loss in the first half of fiscal 2007 was $3.1 million, compared with a net loss of $5.3 million for the first half of fiscal 2006.

Fiscal Year 2007 Financial Guidance

HemoSense today updated its financial guidance for its fiscal year ending September 30, 2007. The guidance takes into consideration the following factors:

•	Increased demand for the INRatio system

•	Capital expenditures related to the planned facilities expansion

•	Increases in operating costs associated with the facilities expansion and higher production levels

•	Expected subsequent operating efficiencies related to increased volume and expanded production and warehousing capability

The Company now anticipates fiscal 2007 total revenue to be in the range of $30 million to $32 million, representing growth of 84% to 96% over fiscal 2006. HemoSense also expects the fiscal 2007 net loss to be in the range of $5 million to $6 million, which includes approximately $570,000 in stock-based compensation expense. The net loss per common share is expected to be $0.39 to $0.47 based on approximately 12.7 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and to answer questions. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 5406225.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense is a point-of-care diagnostic healthcare company that develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Specifically, statements including those relating to financial guidance for fiscal year 2007, the extent, timing and cost of expansion of production and warehousing capacity, as well as improved efficiencies and operating performance resulting therefrom, the expectation of increased demand for the INRatio system, and capital expenditures, are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2007 second quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-K for the year ended September 30, 2006 filed on December 27, 2006, and Form 10-Q for the quarter ended December 31, 2006 filed on February 13, 2007. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

[Tables Follow]

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HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue	$7,993	$4,042	$14,731	$7,478
Cost of goods sold	4,801	3,036	8,939	5,367

Gross profit	3,192	1,006	5,792	2,111

Operating expenses:
Research and development	601	667	1,187	1,144
Sales and marketing	2,872	2,064	4,980	3,896
General and administrative	1,041	1,103	2,155	2,042

Total operating expenses	4,514	3,834	8,322	7,082

Loss from operations	(1,322)	(2,828)	(2,530)	(4,971)
Interest income	213	161	352	306
Interest and other expense, net	(586)	(318)	(945)	(646)

Net loss	$(1,695)	$(2,985)	$(3,123)	$(5,311)

Net loss per share:
Basic and diluted	$(0.13)	$(0.27)	$(0.25)	$(0.49)

Shares used to compute loss per share:
Basic and diluted	13,066	11,165	12,336	10,849

HemoSense, Inc.

Balance Sheets

(In thousands)

	March 31, 2007	September 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,328	$1,789
Short term investments	13,022	7,939
Accounts receivable, net	3,101	3,148
Prepaid expenses and other current assets	1,040	371
Inventories, net	3,970	2,731

Total current assets	25,461	15,978
Property and equipment, net	995	501
Technology licenses, net	381	245
Other assets	123	126

Total assets	$26,960	$16,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,562	$1,142
Accrued expenses and other liabilities	2,456	1,751
Capital lease, current portion	34	37
Borrowings, current portion	3,433	2,353

Total current liabilities	7,485	5,283
Capital lease, net of current portion	—	16
Borrowings, net of current portion	5,381	2,476
Other long term liabilities	373	398

Total liabilities	13,239	8,173

Shareholders’ equity:
Common stock	13	11
Additional paid-in capital	74,908	66,739
Unrealized loss on investments	(6)	(2)
Accumulated deficit	(61,194)	(58,071)

Total shareholders’ equity	13,721	8,677

Total liabilities and shareholders’ equity	$26,960	$16,850